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Avista Corp. Reports Financial Results for Second Quarter and Year-To-Date 2018, and Confirms 2018 Earnings Guidance

SPOKANE, Wash. – Aug. 1, 2018, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $25.6 million, or $0.39 per diluted share for the second quarter of 2018, compared to $21.8 million, or $0.34 per diluted share for the second quarter of 2017. For the six months ended June 30, 2018, net income attributable to Avista Corp. shareholders was $80.5 million, or $1.22 per diluted share, compared to $83.9 million, or $1.30 per diluted share for the six months ended June 30, 2017.

"We had a good second quarter, with earnings above our expectations. Second quarter earnings benefited primarily from regulatory commission approved rate refunds associated with federal income tax law changes being less than we had originally estimated. For the first half of 2018, we had consolidated earnings above our expectations, primarily from Avista Utilities. Avista Utilities' earnings benefited from lower than expected resource costs and higher customer growth," said Scott Morris, chairman and chief executive officer of Avista Corp.

"Alaska Electric Light and Power Company (AEL&P) continued to have a good year with second quarter earnings that were slightly above our expectations.

"On July 11, 2018, Hydro One Limited (Hydro One), announced that they entered into an agreement with the Province of Ontario for the purpose of the orderly replacement of the board of directors of Hydro One and Hydro One Inc. and the retirement of Hydro One's chief executive officer effective July 11, 2018. Hydro One has committed to completing the transition process to a new board of directors by August 15, 2018 and the new board of directors will be responsible for appointing a new chief executive officer.

"As a result of the leadership changes at Hydro One, the Washington and Oregon Commissions have requested additional regulatory process and extended their timelines for a decision in the respective merger proceedings to mid-December 2018. The Idaho Commission postponed a technical hearing in its merger proceeding, pending further information regarding the status of the Hydro One leadership. We have made significant progress in the Hydro One transaction and we are continuing to work through the approval processes. Hydro One and Avista Corp. are fully committed to working with the commissions, their staff and other parties to receive the required approvals, and we anticipate the transaction closing during the fourth quarter of 2018.

“We are confirming our 2018 earnings guidance with a consolidated range of $1.90 to $2.10 per diluted share, excluding acquisition and regulatory commitment costs associated with the acquisition,” Morris said.

Summary Results: Avista Corp.’s results for the second quarter of 2018 and the six months ended June 30, 2018 as compared to the same periods in 2017 are presented in the table below (dollars in thousands, except per-share data):

	Second Quarter		Year-to-Date
	2018	2017	2018	2017
Net Income (Loss) by Business Segment:
Avista Utilities	$24,252	$21,765	$79,792	$80,204
AEL&P	1,282	1,681	5,054	5,534
Other	43	(1,675)	(4,379)	(1,851)
Total net income attributable to Avista Corp. shareholders	$25,577	$21,771	$80,467	$83,887

Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.37	$0.34	$1.21	$1.24
AEL&P	0.02	0.03	0.08	0.09
Other	—	(0.03)	(0.07)	(0.03)
Total earnings per diluted share attributable to Avista Corp. shareholders	$0.39	$0.34	$1.22	$1.30

The table below presents the change in net income attributable to Avista Corp. shareholders and diluted earnings per share for the second quarter of 2018 and the six months ended June 30, 2018 as compared to the same periods in 2017, as well as the various factors that caused such change (dollars in thousands, except per-share data):

	Second Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2017 consolidated earnings	$21,771	$0.34	$83,887	$1.30

Changes in net income and diluted earnings per share:
Avista Utilities
Electric gross margin (including intracompany) (b)	(1,030)	(0.02)	(8,153)	(0.12)
Natural gas gross margin (including intracompany) (c)	2,502	0.04	(2,440)	(0.04)
Other operating expenses (d)	(572)	(0.01)	(4,262)	(0.06)
Acquisition costs (e)	305	0.00	(262)	0.00
Depreciation and amortization (f)	(2,301)	(0.03)	(4,401)	(0.06)
Interest expense (g)	(1,254)	(0.02)	(2,240)	(0.03)
Other (h)	(952)	(0.01)	324	—
Effective income tax rate (i)	5,789	0.09	21,022	0.31
Dilution on earnings	n/a	(0.01)	n/a	(0.03)
Total Avista Utilities	2,487	0.03	(412)	(0.03)

AEL&P earnings	(399)	(0.01)	(480)	(0.01)
Other businesses earnings (j)	1,718	0.03	(2,528)	(0.04)

2018 consolidated earnings	$25,577	$0.39	$80,467	$1.22

Analysis of 2018 Consolidated Earnings

(a)
The tax impact of each line item, except acquisition costs, was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent. See items (e) and (i) below for further discussion of the acquisition costs and our effective tax rate.

(b)	Electric gross margin (operating revenues less resource costs) decreased for the second quarter and year-to-date, primarily due to the following:

•
A decrease in electric revenue due to the accrual of refunds to customers related to the federal income tax law changes that lowered the corporate tax rate from 35 percent to 21 percent. As our customers' rates continued to have the 35 percent corporate tax rate built in from prior general rate cases, we deferred the impact of the change beginning January 1, 2018. Effective May 1, 2018 in Washington and June 1, 2018 in Idaho, base rates were adjusted to reflect the lower 21 percent corporate tax. There is no impact to our net income as there was a corresponding decrease in income tax expense;

•	The decrease above was partially offset by increases in retail electric rates due to general rate increases in Idaho and Washington;

•	Customer growth, which contributed additional retail electric revenue in the second quarter and the year-to-date 2018; and

•
The pre-tax benefit under the Energy Recovery Mechanism (ERM) in Washington increased from a $0.6 million pre-tax benefit for the second quarter of 2017 to a $1.0 million pre-tax benefit for the second quarter of 2018. The pre-tax benefit increased from $4.6 million for the six months ended June 30, 2017 to $5.8 million for the six months ended June 30, 2018.

(c)	Natural gas gross margin (operating revenues less resource costs) increased for the second quarter and decreased for the year-to-date primarily due to the following:

•	A decrease in natural gas revenue due to the accrual of refunds to customers related to the federal income tax law changes;

•	The above decrease was partially offset for the year-to-date and completely offset during the second quarter by general rate increases in Washington, Idaho and Oregon; and

•	Customer growth, which contributed additional retail natural gas revenue in the second quarter and year-to-date 2018.

(d)
Other operating expenses for the second quarter and year-to-date 2018 increased as a result of an increase in transmission and distribution operating costs, and compensation costs. The increases were partially offset by a decrease in pension and other postretirement benefit costs.

(e)
Acquisition costs were $1.0 million for the second quarter of 2018 and $1.7 million for the year-to-date 2018 pre-tax. This is compared to $1.3 million pre-tax for both the second quarter and year-to-date 2017. The acquisition costs are not being passed through to customers. A portion of the acquisition costs, which reduce income before income taxes, are not deductible for tax purposes and thus do not reduce income tax expense.

(f)	Depreciation and amortization increased for the second quarter and year-to-date 2018 due to additions to utility plant.

(g)	Interest expense increased for the second quarter and year-to-date 2018 due to additional outstanding debt during 2018 as compared to 2017.

(h)
Other for the second quarter 2018 was a decrease to earnings primarily due to an increase in property taxes. Other was a positive to earnings for the year-to-date 2018 primarily due to a decrease in revenue-related taxes.

(i)
Our effective tax rate was 16.9 percent for the second quarter of 2018, compared to 37.5 percent for the second quarter of 2017. For the six months ended June 30, 2018 and 2017, our effective tax rate was 16.5 percent and 35.6 percent, respectively. The effective tax rate decreased during 2018 due to federal income tax law changes which were enacted during the fourth quarter of 2017, which lowered the federal income tax rate from 35 percent to 21 percent. In addition, the amortization of plant excess deferred income taxes reduced our effective tax rate by 3.1 percent for the year-to-date.

(j)
Losses at our other businesses for the year-to-date 2018 were due to increased expenses at one of our subsidiaries associated with the insolvency of the general contractor on a renovation project. The general contractor's insolvency resulted in the recording of a liability to various subcontractors. In addition, we recognized an impairment loss on one equity investment and our portion of net losses from our other equity investments. There was not any significant activity at the other businesses during the second quarter of 2018; however, during the second quarter of 2017, we had increased compliance costs at one of our subsidiaries that did not reoccur during 2018, which contributed to an increase in earnings in the second quarter of 2018 as compared to the second quarter of 2017.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures
The tables above and below include electric gross margin and natural gas gross margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). The presentation of electric gross margin and natural gas gross margin for Avista Utilities is intended to supplement an investor's understanding of Avista Utilities' operating performance. We use these measures to determine whether the appropriate amount of revenue is being collected from customers to allow for the recovery of energy resource costs and operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. We present electric and natural gas gross margin separately since each business has different cost sources, cost recovery mechanisms and jurisdictions. These measures are not intended to replace income from operations as determined in accordance with GAAP as an indicator of operating performance. The calculations of electric and natural gas gross margins are presented below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting gross margin (pre-tax and after-tax) for the three and six months ended June 30 (dollars in thousands):

	Operating Revenues	Resource Costs	Gross Margin (Pre-Tax)	Income Taxes (a)	Gross Margin (Net of Tax)
For the three months ended June 30, 2018:
Electric	$235,558	$75,766	$159,792	$36,832	$122,960
Natural Gas	75,946	36,538	39,408	9,084	30,324
Less: Intracompany	(9,282)	(9,282)	—	—	—
Total	$302,222	$103,022	$199,200	$45,916	$153,284
For the three months ended June 30, 2017:
Electric	$230,558	$69,427	$161,131	$37,141	$123,990
Natural Gas	80,430	44,275	36,155	8,333	27,822
Less: Intracompany	(14,241)	(14,241)	—	—	—
Total	$296,747	$99,461	$197,286	$45,474	$151,812
For the six months ended June 30, 2018:
Electric	$498,035	$174,656	$323,379	$74,539	$248,840
Natural Gas	219,394	106,484	112,910	26,026	86,884
Less: Intracompany	(26,453)	(26,453)	—	—	—
Total	$690,976	$254,687	$436,289	$100,565	$335,724
For the six months ended June 30, 2017:
Electric	$494,276	$160,302	$333,974	$76,981	$256,993
Natural Gas	250,642	134,562	116,080	26,756	89,324
Less: Intracompany	(32,790)	(32,790)	—	—	—
Total	$712,128	$262,074	$450,054	$103,737	$346,317

(a)	Income taxes for 2017 and 2018 were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

Liquidity and Capital Resources

We have a $400.0 million committed line of credit that expires in April 2021. As of June 30, 2018, we had $374.4 million of available liquidity under this line of credit. We also had $25.0 million of available liquidity under AEL&P's committed line of credit that expires in November 2019.
Avista Utilities' capital expenditures were $179.1 million for the six months ended June 30, 2018, and we expect Avista Utilities' capital expenditures to total about $405.0 million in 2018. AEL&P's capital expenditures were $4.0 million for the six months ended June 30, 2018, and we expect AEL&P's capital expenditures to total about $7.0 million in 2018.
During the second quarter of 2018, we issued $375.0 million of long-term debt in the form of first mortgage bonds. The total net proceeds from the sale of the bonds were used to repay maturing long-term debt, repay the outstanding balance under our $400.0 million committed line of credit and for other general corporate purposes. We do not expect any further long-term debt issuances in 2018. We expect to issue up to $110.0 million of equity during 2018 in order to fund planned capital expenditures, maintain an appropriate capital structure and for other general corporate purposes. The $110.0 million of equity in 2018 may come through the sale of shares through our sales agency agreements or from an equity contribution from Hydro One after consummation of the acquisition or from a combination of those sources. Our equity estimate has increased from our previous estimate of $85.0 million due to a change in the regulatory procedural timeline regarding the Hydro One acquisition. Due to the extended timeline, a fourth quarter common stock dividend could be declared by the Avista Corp. Board of Directors, which would necessitate additional funding.

2018 Earnings Guidance and Outlook

Avista Corp. is confirming its 2018 guidance for consolidated earnings to be in the range of $1.90 to $2.10 per diluted share, excluding acquisition costs. We expect acquisition costs to be in the range of $1.50 to $1.60 per diluted share in 2018. The acquisition costs increased from our previous estimate of $0.80 to $0.85 per diluted share because they now include the effects of the commitments from the regulatory merger settlement agreements.

We expect Avista Utilities to contribute in the range of $1.89 to $2.03 per diluted share for 2018, excluding acquisition costs. The midpoint of our Avista Utilities' guidance range does not include any expense or benefit under the ERM. Our current expectation for the ERM is a benefit position within the 90 percent customer/10 percent Company sharing band, which is expected to add approximately $0.07 per diluted share. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year.

For 2018, we expect AEL&P to contribute in the range of $0.10 to $0.14 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and hydroelectric generation for the remainder of the year.

We expect the other businesses to be between a loss of $0.09 and a loss of $0.07 per diluted share, which includes costs associated with exploring strategic opportunities.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Aug. 1, 2018, at 10:30 a.m. EDT to discuss this news release. The call will be available at (888) 771-4371, Confirmation number: 47215439. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Aug. 8, 2018. Call (888) 843-7419, confirmation number 47215439#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 383,000 customers and natural gas to 349,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; deterioration in the creditworthiness of our customers; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency, conservation measures and/or increased distributed generation; changes in long-term climates, both globally and within our utilities' service areas, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives and discretion over allowed return on investment; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that may cause wildfires, injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska operations that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the cost of replacement power (diesel); changing river regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities; compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, infrastructure protection, reliability and other laws and regulations that affect our operations and costs; the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels; cyber attacks on us or our vendors or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; disruption to or breakdowns of information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; changes in costs that impede our ability to effectively implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; entering into or growth of non-

regulated activities may increase earnings volatility; failure to complete the proposed acquisition of the Company by Hydro One, which would negatively impact the market price of Avista Corp.'s common stock and could result in termination fees that would have a material adverse effect on our results of operations, financial condition, and cash flows; changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; failure to identify changes in legislation, taxation and regulatory issues which are detrimental or beneficial to our overall business; the Tax Cuts and Jobs Act and its intended and unintended consequences on financial results and future cash flows, including the potential impact to credit ratings, which may affect our ability to borrow funds or increase the cost of borrowing in the future; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations; and the risk of municipalization in any of our service territories.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	Second Quarter		Year-to-Date
	2018	2017	2018	2017
Operating revenues	$319,298	$314,501	$728,659	$750,971
Operating expenses:
Utility resource costs	105,969	102,751	260,587	268,337
Other operating expenses	87,621	85,928	171,743	164,550
Acquisition costs	983	1,274	1,655	1,274
Depreciation and amortization	45,850	42,800	90,764	84,973
Utility taxes other than income taxes	25,596	23,802	56,425	56,464
Total operating expenses	266,019	256,555	581,174	575,598
Income from operations	53,279	57,946	147,485	175,373
Interest expense, net of capitalized interest	24,333	22,980	48,394	45,986
Other expense (income) - net	(1,907)	193	2,572	(867)
Income before income taxes	30,853	34,773	96,519	130,254
Income tax expense	5,209	13,051	15,919	46,395
Net income	25,644	21,722	80,600	83,859
Net loss (income) attributable to noncontrolling interests	(67)	49	(133)	28
Net income attributable to Avista Corp. shareholders	$25,577	$21,771	$80,467	$83,887
Weighted-average common shares outstanding (thousands), basic	65,677	64,401	65,658	64,382
Weighted-average common shares outstanding (thousands), diluted	65,983	64,553	65,957	64,511

Earnings per common share attributable to Avista Corp. shareholders:
Basic	$0.39	$0.34	$1.23	$1.30
Diluted	$0.39	$0.34	$1.22	$1.30
Dividends declared per common share	$0.3725	$0.3575	$0.7450	$0.7150
Issued Aug. 1, 2018

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	June 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$35,333	$16,172
Accounts and notes receivable	117,831	185,664
Current regulatory assets	27,404	44,750
Other current assets	79,417	90,948
Net utility property	4,485,698	4,398,810
Non-current regulatory assets	581,495	619,399
Other non-current assets	174,602	158,989
Total Assets	$5,501,780	$5,514,732
Liabilities and Equity
Accounts payable	$76,558	$107,289
Current portion of long-term debt and capital leases	2,598	277,438
Short-term borrowings	—	105,398
Current regulatory liabilities	88,500	48,264
Other current liabilities	121,414	159,113
Long-term debt and capital leases	1,861,584	1,491,799
Long-term debt to affiliated trusts	51,547	51,547
Pensions and other postretirement benefits	195,227	203,566
Deferred income taxes	472,551	466,630
Non-current regulatory liabilities	799,661	800,089
Other non-current liabilities and deferred credits	69,433	73,115
Total Liabilities	3,739,073	3,784,248
Equity
Avista Corporation Shareholders' Equity:
Common stock (65,687,492 and 65,494,333 outstanding shares)	1,134,304	1,133,448
Retained earnings and accumulated other comprehensive loss	628,154	596,380
Total Avista Corporation Shareholders' Equity	1,762,458	1,729,828
Noncontrolling interests	249	656
Total Equity	1,762,707	1,730,484
Total Liabilities and Equity	$5,501,780	$5,514,732
Issued Aug. 1, 2018